AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT to the Fund Administration Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit C of the Agreement for the purposes of adding the Aquarius International Fund to the Agreement. Exhibit C of the Agreement is hereby replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB Fund, Inc.		U.S. BANCORP FUND SERVICES, LLC

By:		By:

Printed Name:	Salvatore Faia	Printed Name:	Anita Zagrodnik
Title:	President	Title:	Senior Vice President
Date:		Date:

Exhibit C to the Fund Administration Servicing Agreement – The RBB Fund, Inc.

Fund Name

Funds with Fee Schedule Exhibit J:

Adara Smaller Companies Fund

Aquarius International Fund